EXHIBIT 99.1
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For further information, please contact:
Edward H. Sibbald, Executive Vice President (708) 865-1053

                      MIDWEST BANC HOLDINGS, INC. ANNOUNCES
                     AN INCREASE IN STOCK REPURCHASE PROGRAM

MELROSE PARK, IL (December 20, 2001) -- Midwest Banc Holdings, Inc. (Nasdaq:
MBHI), a community-based bank holding company, announced today that its Board of Directors has approved an additional 50,000 shares of common stock, as available, to be repurchased under a stock repurchase program announced on October 4, 2001.

At that time, the Board authorized the Company to repurchase up to 50,000 shares of its outstanding common stock. As of this date, 28,000 shares have been repurchased at a weighted average price of $19.32. Combined with the new authorization by the Board of Directors, the Company has the capacity to repurchase up to 72,000 shares of common stock which represents less than 0.7% of the 10.7 million common shares currently outstanding.

The shares may be purchased from time to time in the open market or in privately negotiated transactions as market conditions warrant. Shares repurchased will be available for issuance under the Company's stock option plan and other general corporate purposes.

During the past three years, Midwest Banc Holdings, Inc. successfully completed three stock repurchase plans and reacquired 578,000 shares of common stock outstanding.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial banking services, personal and corporate trust services, residential mortgage origination and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and western Illinois. The company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Hinsdale, Midwest Bank of McHenry County and Midwest Bank of Western Illinois.

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